Exhibit 99.1

To:	Global Employees
From:	Brian Goldner
Date:	August 20, 2020
RE:	Update from Brian Goldner

To my friends and colleagues at Hasbro,

I wanted you all to know that I am receiving a course of medical treatment subsequent to one of my recent follow-up doctor’s appointments.  I have had these follow-up appointments regularly since my treatment in 2014. The course of medication I am receiving now may cause me to lose my hair for a brief period of time.

I’m feeling great, the doctors say my prognosis is excellent and I plan to continue to actively fulfill my duties and responsibilities as Hasbro’s Chairman and CEO without interruption. I have discussed this with Hasbro’s Board of Directors who have been extremely supportive.

I appreciate your partnership as we continue to build Hasbro into the leading global play and entertainment company, and look forward to seeing you either virtually on Teams or in the office soon.

Best,

bg